Exhibit 10.26

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Non-employee members of the board of directors (the “Board”) of FTE Networks, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). Except as otherwise set forth herein, the cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy was adopted by the Board on January 13, 2020 (the “Approval Date”), with the terms and conditions herein effective as of October 1, 2019 (the “Effective Date”), and shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors.

(1) Cash Compensation.

(a) Annual Retainer. Each Non-Employee Director shall receive an annual retainer of $120,000 for service on the Board.

(b) Additional Annual Retainers. In addition, a Non-Employee Director shall receive the following annual retainers:

(i) Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $60,000 for such service.

(ii) Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $60,000 for such service.

(c) Payment of Retainers.

(i) Timing. The annual retainers described in Sections 1(a) and 1(b) shall be earned on a monthly basis based on a calendar month and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar month.

(ii) Form. The annual retainers shall be paid in the form of cash; provided that the Board may, in its discretion, permit a Non-Employee Director to elect to receive any portion of the annual retainer in the form of shares of common stock of the Company (“Common Stock”) in lieu of cash. If such an election is permitted by the Board and made by a Non-Employee Director, the number of shares of Common Stock to be paid shall be determined by dividing the portion of the annual retainer payable in the form of Common Stock by the Fair Market Value (as defined in the Company’s 2017 Omnibus Incentive Plan or any other applicable Company equity plan then maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”)) per share of Common Stock on the date the annual retainer is payable. Shares issued in lieu of cash shall be fully vested shares of Common Stock. Any election by a Non-Employee Director to receive a portion of the annual retainer in shares of Common Stock must be made prior to the applicable payment date for such portion of the annual retainer and pursuant to an election form to be provided by the Company. An election must comply with all rules established from time to time by the Board, including any insider trading policy or similar policy. A Non-Employee Director may not make an election pursuant to this Section 1(c)(ii) during a Company blackout period or when the Non-Employee Director is otherwise in possession of material non-public information.

(iii) Termination of Service. In the event a Non-Employee Director serves as a Non-Employee Director, or in one or more of the applicable positions described in Section 1(b), for a portion of, but less than an entire, calendar month, such Non-Employee Director shall receive a prorated portion of the retainer(s) otherwise payable to such Non-Employee Director for such calendar month pursuant to Section 1(a) or Section 1(b), as applicable, with such prorated portion determined by multiplying such otherwise payable retainer(s) by a fraction, the numerator of which is the number of days during which the Non-Employee Director serves as a Non-Employee Director or in one or more of the applicable positions described in Section 1(b) during the applicable calendar month, as applicable, and the denominator of which is the number of days in the applicable calendar month.

(2) Equity Compensation. Non-Employee Directors shall be granted the Awards (as defined in the Equity Plan) described below. The Awards described below shall be granted under and shall be subject to the terms and provisions of the Equity Plan and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board. The approval of this Policy by the Board is intended to be effective for all purposes, including for purposes of satisfying Rule 16b-3(d)(1) of the Securities Exchange Act of 1934, as amended, in respect of each Award issued hereunder.

(a) Initial Awards. On the Approval Date, each Non-Employee Director shall be automatically granted an Award of 75,000 Restricted Shares (as defined in the Equity Plan). The Awards described in this Section 2(a) shall be referred to as the “Initial Awards.”

(b) Vesting of Initial Awards. Each Initial Award shall be eligible to vest on the earlier of (i) the first anniversary of the Approval Date, and (ii) immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), in each case subject to the Non-Employee Director continuing in service through the applicable vesting date. In addition, a prorated portion of the Non-Employee Director’s Initial Award shall be eligible to vest in the event of a Non-Employee Director’s termination of service due to death or disability based on (A) the number of days elapsed between the Approval Date and the date of such termination of service, divided by (B) 365. Unless otherwise determined by the Board, no portion of an Initial Award that is unvested at the time of a Non-Employee Director’s termination of service on the Board (after taking into account any prorated vesting described in the preceding sentence) shall become vested thereafter.

(c) Additional Annual Awards. For each calendar year following the Effective Date, the Board may determine, in its sole discretion, the amount and form of Awards, if any, to grant to Non-Employee Directors serving as of such time. For the avoidance of doubt, nothing in this Section 2(c) shall obligate the Company to grant, or provide any Non-Employee Director rights with respect to, any Award in any calendar year following the Effective Date.

(3) Reimbursement of Expenses. The Company shall reimburse each Non-Employee Director for his or her reasonable business expenses incurred in connection with the performance of his or her duties on the Board, including reasonable travel and other expenses. Each Non-Employee Director shall provide to the Company such receipts and other records related to such reimbursable expenses as the Company may require.